Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Colony Bankcorp, Inc. of our report dated March 17, 2022, relating to our audit of the consolidated financial statements, appearing in the Annual Report on Form 10-K, of Colony Bankcorp, Inc. for the year ended December 31, 2021.

/s/ Mauldin & Jenkins,, LLC
Albany, Georgia
March 24, 2022